Project: Guest Book (flash application) / Dream Home Interactive Project for Disneyland Resort

Declarations:

1	Disneyland wishes to engage DPI’s services to design and develop a “Guest Book” flash application for Guest interaction at the the “Dream Home Party Tent”

2	DPI will work with the Disneyland Innoventions team and its partners to integrate systems, allowing Guests to:
a.	Sign a “Guest Book”
b.	Receive an email driving the Guest to the “Dream Home Website” (already in development by DPI)

Project Description:

DPI will work with Disneyland and other partners, including Microsoft, to create a “Guest Book” whereby when a Guest may interact with the flash application by way of a computer device (supplied by Disney).  The application shall have no more than 3 screens.

A Guest may approach the device and view the “Guest Book” creative, partially designed by Disney, with messaging similar to the following…
“Guest Book - Sign our Guest Book to receive a party gift and opportunity to learn more about the products and services in our home.  Touch here.”  This is Screen 1.

Upon touching the screen or “hot spot”, Screen 2 will display.  Screen 2 will allow the Guest to provide an email address by way of on screen keyboard.  After entering the email address, the Guest shall press “Send”.  The email address is captured by the system and the Guest now sees Screen 3.  Screen 3 is the last screen and contains “thank you” style messaging.  This concludes the on-site Guest experience.

The system sends an email to the Guest, driving them to the Party Gifts tab on the Dream Home Website (already in development by DPI)

All hardware, network connections, broadband internet access, computer systems, security and related support shall be provided by Disneyland and or Disneyland partners.

Disneyland will provide an HP Touchscreen device to be used in development of this “Guest Book” flash application.  Disneyland will provide an HP Touchscreen device for the purpose of Guest use at the “Dream Home Party Tent”.  Copywriting shall be provided by Disneyland and / or Microsoft.

Development may begin after DPI is in receipt of the necessary HP Touchscreen system.

Deliverables:
•	Visual design – Idle screen animation (attracting the Guest)
•	Visual design – Screen 1 / adjustments for screen resolution
•	Visual design – concepts for Screen 2, Screen 3 and Email communication
•	Programming / flash development
•	Integration as necessary with Disneyland and the Dream Home Website
•	Review and testing
•	Final delivery

Hosting:
DPI to provide hosting to support the application in conjunction with the hosting agreement set forth in the Dream Home Kiosk / Website project

Project Cost
$18,000

Fees due upon following schedule
•	50% due , $9,000, upon signing
•	Remaining 50% due upon application delivery
•	Development to commence upon receipt of initial payment

Acknowledged and approved by:

Disneyland Resort                                                                           DigitalPost Interactive

By:                                              By:__________________________________

Printed Name_____________________                                                           Printed Name___________________________

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